UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) March 17, 2008 (March 13, 2008)
CUMULUS MEDIA INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24525	36-4159663

(State or other jurisdiction	(Commission File Number)	(IRS employer
of incorporation)		Identification No.)

3280 Peachtree Road, N.W., Suite 2300, Atlanta GA		30305

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (404) 949-0700
n/a
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01 – Entry into a Material Definitive Agreement.
     On March 13, 2008, the Company entered into a second amendment to its existing credit agreement, dated as of June 7, 2006 and first amended on June 11, 2007, among the Company, Bank of America, N.A., as administrative agent, and Lenders party thereto. The amended credit agreement, as further amended, is referred to herein as the “Amended Credit Agreement.”
     As previously disclosed, pursuant to the merger agreement (the “Merger Agreement”) among the Company and an investment group led by Lewis W. Dickey, Jr., the Company’s Chairman, President and Chief Executive Officer, and an affiliate of Merrill Lynch Global Private Equity (the “Buying Group”) the Company agreed, upon the request of the Buying Group, to use its reasonable best efforts to enter into an amendment to its existing credit agreement to permit the consummation of the merger and the other transactions contemplated by the Merger Agreement
     The Amended Credit Agreement, among other things, subject to a provision governing the time for effectiveness thereof, (i) amends the definition of “Change of Control” to specify that the transactions contemplated by the Merger Agreement shall not constitute a Change of Control; (ii) specifies that no payment contemplated by the Merger Agreement, including the merger consideration, shall constitute a “Restricted Payment” as defined in the Amended Credit Agreement; (iii) modifies certain financial and other covenants, including those related to mandatory prepayment based on cash flows and allowable total leverage ratios; (iv) modifies certain elements of the collateral required to be pledged to secure the Company’s obligations under the Amended Credit Agreement to exclude voting stock of the Company and its subsidiaries under certain circumstances; (v) provides for an increase to the interest rates for the loans under the Amended Credit Agreement by 0.75% per year; (vi) provides that the Company will not make any revolving loan borrowings under the Amended Credit Agreement for the purpose of making any payment contemplated by the Merger Agreement, including, without limitation, payment of the merger consideration; (vii) eliminates the incremental facilities currently provided for in the existing credit agreement; and (viii) requires the Company to pay an amendment fee of 2% of the revolver loan commitment and outstanding balance on term loans to those lenders under the Amended Credit Agreement who consented to the amendments. Each of the foregoing amendments and agreements shall be effective should the Company issue a written notice to the administrative agent specifying such effectiveness, which the Company may only so specify on the date of the consummation or substantial consummation of the transactions contemplated by the Merger Agreement.
     The Company has various relationships with Bank of America, N.A., the administrative agent under the Amended Credit Agreement, and its affiliates, including Banc of America Securities LLC, joint lead arranger and joint bookrunner under the Amended Credit Agreement. Two affiliates of Bank of America, N.A. together beneficially own 100%, of the Company’s nonvoting Class B Common Stock, which are convertible on a one-for-one basis into shares of the Company’s Class A Common Stock. Assuming conversion of those shares, together with existing holdings of the Company’s Class A Common Stock (including options exercisable within 60 days), those two affiliates would beneficially own approximately 15.6% of the total voting power of the Company’s common stock. One such affiliate, BA Capital Company, L.P., has the right to designate one member of the Company’s board of directors, and Robert H. Sheridan, III currently serves as BA Capital’s designee. Finally, as previously disclosed, the Company is a party to an interest rate swap agreement with Bank of America, N.A.

     In addition, some of the other lenders under the Amended Credit Agreement, or their affiliates, have various relationships with the Company involving the provision of financial services, including cash management, investment banking and brokerage services. These lenders or their affiliates receive, and expect to receive, customary fees and expenses for these services.
     A copy of Amendment No. 2 to Credit Agreement is attached as Exhibit 99.1 to this report and is incorporated herein by reference.
Section 2 – Financial Information
Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     See response to Item 1.01.
Section 9 – Financial Statements and Exhibits
Item 9.01 – Financial Statements and Exhibits.

99.1	Amendment No. 2 to Credit Agreement, dated as of March 13, 2008, by and among the Company, Bank of America, N.A., as administrative agent, the Lenders party thereto and the Subsidiary Loan Parties party thereto, including the Credit Agreement, dated as of June 7, 2006, as amended on June 11, 2007 and on March 13, 2008, among the Company, Bank of America, N.A., as administrative agent, and Lenders party thereto

2

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUMULUS MEDIA INC.
By:	/s/ Martin R. Gausvik
	Name:	Martin R. Gausvik
	Title:	Executive Vice President and Chief Financial Officer

Date: March 17, 2008

EXHIBIT LIST

99.1	Amendment No. 2 to Credit Agreement, dated as of March 13, 2008, by and among the Company, Bank of America, N.A., as administrative agent, the Lenders party thereto and the Subsidiary Loan Parties party thereto, including the Credit Agreement, dated as of June 7, 2006, as amended on June 11, 2007 and on March 13, 2008, among the Company, Bank of America, N.A., as administrative agent, and Lenders party thereto